Exhibit 10.1

February 2, 2026

Enrique Lores

Dear Enrique,

We are pleased to offer you, on the terms set forth in this offer letter (this “Letter”), the full-time, exempt position of President and Chief Executive Officer, reporting to the Board of Directors (the “Board”) of PayPal Holdings, Inc. (“PayPal Holdings”, and its consolidated subsidiaries collectively, “PayPal”). Your first day of employment with PayPal will be March 1, 2026 (“Start Date”). In connection with this management transition, you will cease serving as Chair of the Board, effective as of 5:00 P.M. Eastern Time on February 2, 2026 but will remain a member of the Board.

Through this Letter, I will present the specifics of your job offer and compensation package, including legal terms and conditions. As discussed, this compensation package is subject to the approval of the Board. Please review this Letter and sign where noted, via DocuSign. Should you have any questions, please reach out to Bimal Patel at bimal@paypal.com.

Your Compensation Package

Salary and Bonuses

At PayPal, we pride ourselves on offering a competitive total rewards package. Your annual base salary will be $1,450,000 (paid bi-weekly at $55,769 per pay period, less applicable deductions and tax withholdings).

You will be eligible to participate in the PayPal Annual Incentive Plan for a specified fiscal year (“AIP”), subject to the terms and conditions of the AIP for each fiscal year as determined by the Compensation Committee (the “Compensation Committee”) of the Board. AIP is an annual bonus that is calculated based on your individual achievement as well as company performance for the year. The AIP performance period is from January 1 through December 31. Your target bonus for the AIP is 200% of your annual base salary. You will be eligible for a full AIP bonus in respect of fiscal year 2026. For fiscal year 2026, the AIP in effect is payable solely in cash. There is no guarantee any AIP bonus will be awarded or received, and any actual bonus will be determined after the end of the AIP performance period based on applicable performance criteria. No AIP bonus, even if it is made repeatedly or regularly and whatever its amount, can ever lead to a vested right for you, the employee.

To be eligible to receive any AIP bonus, you must remain employed on the date the bonus is paid, subject to applicable laws. Any bonus is at PayPal’s sole and absolute discretion and subject to the terms and conditions of the AIP. PayPal reserves the right, in its sole discretion, to amend, change or cancel the AIP at any time. Further, the bonus plan that you are eligible to participate in may change over time. You acknowledge and agree that PayPal may substitute the plan referenced in this Letter and any contract of employment or any offer documentation, as it determines in its sole discretion from time to time.

Equity Grants

In addition, subject to approval of the Compensation Committee you will also receive the initial equity grants described below (all values in USD). For future years, the value and form of your annual equity grant ranges will be reviewed each year and are subject to change, with the intent that we remain competitive to the market. The time-based grants in the table below will be made as soon as reasonably practicable following the Start Date, and the performance-based grants in the table below will be made as soon as reasonably practicable following the Company’s 2026 Annual Meeting of Stockholders. For purposes of this Letter, “RSUs” means time-vesting restricted stock units of PayPal Holdings, Inc., and “PSUs” means performance-vesting restricted stock units of PayPal Holdings, Inc.

Grant	Value	Vesting Schedule
Make-Whole RSUs	$20,000,000

The value of the Make-Whole RSUs will be converted into the number of shares to be granted, as determined based on PayPal policies on the date of grant.

One-third of the Make-Whole RSUs will vest on each of the first three anniversaries of the date of grant, subject to your continued employment with PayPal on each applicable vesting date.

Notwithstanding anything to the contrary in the Severance Plan, upon a termination of your employment by PayPal without Cause or by you for Good Reason or due to your death or Disability (in each case as defined in the Severance Plan), in such case, any unvested Make-Whole RSUs will vest, subject to your satisfaction of the release and any other requirements under the Severance Plan for severance benefits.

Annual RSUs for 2026	$16,500,000

The value of the annual RSUs for 2026 will be converted into the number of shares to be granted, as determined based on PayPal policies on the date of grant.

The RSUs will have terms consistent with those generally applicable to the annual RSUs granted to other senior executives of PayPal.

Annual PSUs for 2026	Target value of $16,500,000

The target value of the annual PSUs for 2026 will be converted into the number of shares to be granted as if the award was granted on the same date as the time-based awards described in this Letter, as determined based on PayPal policies on the date of grant of such time-based awards.

The PSUs will have terms consistent with those generally applicable to the annual PSUs granted to other senior executives of PayPal.

Grant	Value	Vesting Schedule
Portion of Annual RSUs for 2027	$11,000,000

These RSUs represent 1/3 of the aggregate grant date value of annual equity grants (both RSUs and PSUs) that will be made to you in respect of 2027. You will remain eligible for RSU and PSU grants in 2027 with an aggregate target grant date value of $22,000,000 (of which $5,500,000 will be in the form of RSUs and $16,500,000 will be in the form of PSUs).

The value of this portion of the annual RSUs for 2027 will be converted into the number of shares to be granted, as determined based on PayPal policies on the date of grant.

The RSUs will have terms consistent with those generally applicable to the annual RSUs for 2026 granted to other senior executives of PayPal, provided that such awards will vest 1/3 on the second anniversary of the grant date, with 1/12 of the shares subject to the RSUs vesting on each quarterly vest date thereafter, in each case conditioned on your continued employment with PayPal.

One-Time Stock Price PSUs (“Stock Price PSUs”)	Target value of $25,000,000

The target value of the Stock Price PSUs will be converted into the number of shares to be granted as if the award was granted on the same date as the time-based awards described in this Letter, as determined based on PayPal policies on the date of grant of such time-based awards. See below for vesting terms.

Vesting Terms of Stock Price PSUs

The Stock Price PSUs will vest subject to your continued employment with PayPal and based on achievement of discrete stock price hurdles measured based on the average of the closing prices of PayPal Holdings common stock over any consecutive 60-calendar day period (each, a “Stock Price Measure”) ending on or between the third and fifth anniversaries of your Start Date as set forth in the table below. For clarity, for purposes of this Letter, the Stock Price Measure as of a certain date means the average of the closing prices of PayPal Holdings common stock over the 60 calendar days ending on such date.

To the extent shares underlying the Stock Price PSUs are earned based on the Stock Price Measure as of a date that occurs as of a date on or after the third anniversary of your Start Date and prior to the fifth anniversary of your Start Date, 25% of the shares earned per hurdle will vest promptly following certification by the Compensation Committee of achievement of the applicable hurdle, and the remaining 75% of the shares earned will be banked upon such certification and vest on the fifth anniversary of your Start Date, subject to your continued employment with PayPal. To the extent shares underlying the Stock Price PSUs are earned based on the Stock Price Measure as of the fifth anniversary of your Start Date, all such earned shares will vest promptly following certification by the Compensation Committee of achievement of the applicable hurdle. Shares underlying the Stock Price PSUs that vest will be issued to you as soon as administratively practicable following the vesting date and in no event later than March 15 of the year following the calendar year in which the vesting date occurs.

	Stock Price Hurdle	Payout
Threshold	60% increase over the Baseline Stock Price	100% of Target
Stretch	100% increase over the Baseline Stock Price and at least $100 per share	175% of Target
Maximum	150% increase over the Baseline Stock Price and at least $125 per share	250% of Target

“Baseline Stock Price” means the stock price used to convert the target value of the Stock Price PSUs into the number of shares to be granted as set forth in this Letter. Stock price hurdles set forth in the table above shall be equitably adjusted as determined by the Compensation Committee in the event of any Equity Restructuring (as defined under the PayPal Holdings Amended and Restated 2015 Equity Incentive Award Plan).

Illustrative Example: Assume the Baseline Stock Price is $50 per share and the target number of shares underlying the Stock Price PSUs is 500,000. If the Stock Price Measure as of the third anniversary of your Start Date is $90 (i.e., exceeds the threshold hurdle of $80 (60% increase over $50) but does not meet the stretch hurdle of $100 (100% increase over $50)), then shares representing 100% of target payout will become earned (i.e., 500,000 shares). Of the 500,000 shares earned, 125,000 shares (i.e., 25% of the shares earned as a result of meeting the threshold hurdle) will vest promptly following certification by the Compensation Committee of achievement of the applicable hurdle, and the remaining 375,000 shares will be banked upon such certification and vest on the fifth anniversary of your Start Date, subject to your continued employment with PayPal. Subsequently, if the Stock Price Measure as of any date that occurs on or after the third anniversary of your Start Date and prior to the fifth anniversary of your Start Date is $110 (i.e., exceeds the stretch hurdle of $100 (100% increase over $50) but does not meet the maximum hurdle of $125 (150% increase over $50)), then additional shares representing 75% of target payout will become earned (i.e., 375,000 shares and together with the previously earned 500,000 shares, a total of 875,000 shares representing 175% of target payout will have been earned). Of the 375,000 shares earned, 93,750 shares will vest promptly following certification by the Compensation Committee of achievement of the applicable hurdle, and the remaining 281,250 shares will be banked upon such certification and vest on the fifth anniversary of your Start Date, subject to your continued employment with PayPal. In no event will the total number of shares earned exceed 250% of target. For clarity, the stretch hurdle and maximum hurdle each requires the applicable Stock Price Measure to achieve both (a) the specified percentage increase over the Baseline Stock Price and (b) the specified minimum absolute stock price; if either (a) or (b) is not met, the hurdle will not be achieved.

Notwithstanding the foregoing, upon a Change in Control (as defined under the PayPal Holdings Amended and Restated 2015 Equity Incentive Award Plan) of PayPal Holdings that occurs before the fifth anniversary of your Start Date, to the extent not earned prior to the Change in Control, shares underlying the Stock Price PSUs will become earned (for clarity, not vested) based on the value of the per share consideration for PayPal Holdings common stock established in the Change in Control transaction (the “CIC Stock Price”) measured against the stock price hurdles set forth in the table above, provided that if the CIC Stock Price falls in between the stock price hurdles, the payout percentage will be determined based on linear interpolation. Shares that are earned as of the Change in Control (whether earned prior to the Change in Control or pursuant to the preceding sentence) will, to the extent unvested, vest upon the fifth anniversary of your Start Date, with any shares that are not earned as of the Change in Control forfeited upon the Change in Control. For the avoidance of doubt, following a Change in Control, the Stock Price PSUs will be treated as a time-based award for purposes of the double-trigger vesting provisions in the Severance Plan.

Notwithstanding anything to the contrary in the Severance Plan, upon a termination of your employment prior to the fifth anniversary of the Start Date and prior to a Change in Control by PayPal without Cause, by you for Good Reason or due to your death or Disability (in each case as defined in the Severance Plan), subject to your satisfaction of the release and any other requirements under the Severance Plan for severance benefits, the Stock Price PSUs will be treated as follows:

•

Termination prior to the third anniversary of the Start Date. To the extent any stock price hurdle is achieved based on the Stock Price Measure as of any date within 12 months prior to the termination date (or such shorter period from the date that is 60 days after the Start Date until the date immediately preceding the termination date), one-third (1/3) of the shares corresponding to the highest hurdle achieved would vest upon termination, with any remaining shares underlying the Stock Price PSUs forfeited. If no stock price hurdle is achieved as of any date within 12 months prior to the termination date (or such shorter period from the date that is 60 days after the Start Date until the date immediately preceding the termination date), the Stock Price PSUs will be forfeited.

•

Termination on or following the third anniversary and before the fourth anniversary of the Start Date. To the extent any stock price hurdle is achieved based on the Stock Price Measure as of any date from and after the third anniversary of the Start Date and prior to the termination date, two-thirds (2/3) of the shares corresponding to the highest hurdle achieved would vest upon termination (less any shares previously vested), with any remaining shares underlying the Stock Price PSUs forfeited. If no stock price hurdle is achieved as of any date from and after the third anniversary of the Start Date and prior to the termination date, the Stock Price PSUs will be forfeited.

•

Termination on or following the fourth anniversary and before the fifth anniversary of the Start Date. To the extent any stock price hurdle is achieved based on the Stock Price Measure as of any date from and after the third anniversary of the Start Date and prior to the termination date, all of the shares corresponding to the highest hurdle achieved would vest upon termination (less any shares previously vested), with any remaining shares underlying the Stock Price PSUs forfeited. If no stock price hurdle is achieved as of any date from and after the third anniversary of the Start Date and prior to the termination date, the Stock Price PSUs will be forfeited.

Please note: The above is a summary of your RSUs, PSUs and Stock Price PSUs. The RSUs, PSUs and Stock Price PSUs are subject to applicable taxes and withholdings and are governed by the applicable award agreement and any other related agreements. You will be notified by E*TRADE to set up your account and will be prompted to accept your grant online. The equity award and other related agreements set forth the terms and conditions that govern your awards.

All employees are subject to PayPal’s Insider Trading Agreement, which outlines the procedures and guidelines governing securities trades by company personnel. You will be provided with a copy of PayPal’s Insider Trading Agreement. Please review the Agreement carefully and execute the online certification through our SilkRoad Onboarding Portal to submit it to PayPal’s People team.

Benefits

You will also receive benefits from PayPal, including without limitation executive benefits and programs that are specific to your position as Chief Executive Officer, as such benefits and programs are in effect from time to time. Please refer to the benefit plan documents for more details, including eligibility. Details about company benefits, including the Employee Stock Purchase Program, 401(k), and Tracking-Free Vacation, are available here: https://www.paypalbenefits.com. Since you will be part of PayPal’s executive team, you’re also eligible for the PayPal Holdings, Inc. Deferred Compensation Plan.

The above is just an overview. For more details and plan limitations, please review the Summary Plan Descriptions, plan documents, program summaries or grant agreements. You’ll see that we’re serious about offering a generous benefits package, though PayPal reserves the right to make changes or cancel any benefits at any time, in PayPal’s sole discretion.

PayPal will reimburse you for 50% of the legal fees that you incur in connection with the negotiation of this Letter, up to $50,000 in legal fees (for clarity, the maximum reimbursement will be $25,000).

Terms and Conditions

This offer is contingent upon the results of your background verification and reference checks, as PayPal deems appropriate, in its sole discretion.

Under federal immigration laws, PayPal is required to verify each new employee’s identity and legal authority to work in the United States. Accordingly, please be prepared to furnish appropriate documents satisfying those requirements; this offer of employment is conditioned on submission of satisfactory documentation. You will be provided with a list of the required documents.

Your employment at PayPal is at-will and either you or PayPal may terminate your employment at any time, with or without cause or advance notice. The at-will nature of the employment relationship can only be changed a by written agreement signed by the Board or its authorized delegate. Your employment conditions, job responsibilities, compensation and benefits may be adjusted by PayPal from time to time in its sole discretion.

Effective beginning on your Start Date, you will be eligible to participate in the PayPal Holdings, Inc. Executive Change in Control and Severance Plan as amended and restated effective as of November 24, 2025, attached as Exhibit A hereto (the “Current Severance Plan”, and as it may be amended or restated from time to time, the “Severance Plan”), subject to the terms and conditions of this Letter. Notwithstanding anything to the contrary, you will not be eligible for Qualifying Retirement (as defined in the Severance Plan) or any similar term for purposes of the Severance Plan, any equity award agreement or any other compensatory arrangement with PayPal, in each case prior to the fifth anniversary of your Start Date; provided that, upon the fifth anniversary of your Start Date, subject to your continued employment through such time, your prior service as Chair of the Board, together with your service as President and Chief Executive Officer, shall be taken into account for purposes of measuring “years of continuous service” criteria for purposes of eligibility in connection with a “Qualifying Retirement” under the Severance Plan.

Although your employment with PayPal is at-will and either you or PayPal may terminate your employment at any time, with or without cause or advance notice, as a part of PayPal’s executive team, you may be eligible for severance in certain circumstances pursuant and subject to the terms and conditions of any applicable severance program, policy or plan that PayPal may maintain from time to time, including, without limitation, the Severance Plan. PayPal reserves the right to make changes or cancel any program, policy, plan and benefit at any time, in PayPal’s sole discretion.

As an executive officer, you acknowledge and agree that PayPal’s recoupment policy will apply to you as it may be in effect and/or amended from time to time, including without limitation as it may be amended by PayPal to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Kindly indicate your consent to this Letter by signing and returning a copy through DocuSign. In addition to this Letter, other important documents, including the Mutual Arbitration Agreement and the Employee Proprietary Information and Inventions Agreement, outline additional terms and conditions of your employment. These documents will be provided to you for signature via our SilkRoad Onboarding Portal. Please be sure to thoroughly review these documents prior to signing. These documents must be signed and returned prior to your Start Date.

Upon your signature below, this will become our binding agreement with respect to your employment and its terms, merging and superseding in their entirety all other or prior written or oral offers, agreements and communications. In accepting this offer and signing below, you acknowledge that you have not relied upon any statement, promise, agreement or representation not set forth in this Letter.

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At PayPal, we are continuing to write the next chapter in transforming the world’s digital economy. We believe the opportunities ahead of us are greater than ever, and we hope you will join us on the journey.

/s/ David W. Dorman
David W. Dorman
Chair, Compensation Committee of the Board of Directors of PayPal

ACCEPTED:

/s/ Enrique Lores
Enrique Lores

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EXHIBIT A

Executive Change in Control and Severance Plan

Attached Separately